EX-Filing Fees

Calculation of Filing Fee Tables
S-3
(Form Type)
INTERACTIVE BROKERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.01 par value per share	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees
Previously
Paid

Carry Forward Securities
Carry
Forward
Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fees Offsets
Net Fee Due

___________________
(1)
Pursuant to Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis, based on the fee payment rate in effect on the date of such issuance.

(2)
We are registering an indeterminate number of shares of our Class A common stock, which may be offered from time to time in unspecified numbers and at indeterminate prices. The proposed maximum offering price per security and aggregate offering price will be determined from time to time in connection with issuances of securities registered under this registration statement.